                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               Puget Energy Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                     Bowne
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

[PUGET LOGO]                                                                PUGET ENERGY, INC.
                                                                         NOTICE OF ANNUAL MEETING
                                                                               MAY 15, 2001
                                                                            MEYDENBAUER CENTER
                                                               11100 N.E. 6TH STREET, BELLEVUE, WASHINGTON

To Puget Energy Shareholders:

     On May 15, 2001, Puget Energy, Inc. will hold its Annual Meeting of Shareholders at the Meydenbauer Center, located at 11100 N.E. 6th Street, Bellevue, Washington. The meeting will begin at 10:00 a.m. At the annual meeting, the shareholders will

     1. Elect three directors.

     2. Consider other matters properly presented at the meeting.

     You are entitled to vote if you were a shareholder at the close of business on March 15, 2001.

     To make it easier for you to vote your proxy, we have made Internet and telephone voting available. You will find instructions on the enclosed proxy card. If you choose not to use the Internet or telephone voting, please sign and date the proxy card and return it in the envelope provided.

     If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the meeting.

March 13, 2001
Bellevue, Washington
By Order of the Board of Directors

James W. Eldredge
Corporate Secretary

                            ------------------------

                                    CONTENTS

ANNUAL MEETING INFORMATION..............    1
  When did the company become Puget
     Energy?............................    1
  Who is entitled to vote?..............    1
  What am I voting on?..................    1
  What is a quorum?.....................    1
  How many votes do I have?.............    1
  How many votes are required to elect a
     director?..........................    1
  Can brokers vote on the election of
     directors?.........................    1
  How will my proxy be voted?...........    2
  Who counts the votes?.................    2
ELECTION OF DIRECTORS...................    2
  How many directors does Puget Energy
     have?..............................    2
  How many directors are elected each
     year?..............................    2
  Who are the nominees?.................    2
  Who are the other directors?..........    3
STRUCTURE AND COMPENSATION OF BOARD OF
  DIRECTORS.............................    4
  Board of Directors Meetings...........    4
  Audit Committee.......................    4
  Director Affairs Committee............    4
  Compensation and Retirement
     Committee..........................    4
  Strategic Opportunities Committee.....    5
  Director Compensation.................    5
AUDIT COMMITTEE REPORT..................    5
INDEPENDENT ACCOUNTANTS' FEES...........    6
SECURITY OWNERSHIP OF DIRECTORS AND
  EXECUTIVE OFFICERS....................    7
  Beneficial Ownership Table............    7
  Section 16(a) Beneficial Ownership
     Reporting Compliance...............    7
EXECUTIVE COMPENSATION..................    8
  Joint Compensation and Retirement
     Committee Report...................    8
  Stock Price Performance Graph.........   10
  Five-Year Cumulative Total Return.....   10
  Summary Compensation Table............   11
  Option/SAR Exercises and Year-End
     Option/SAR Values..................   13
  Long-Term Incentive Plan Awards in
     2000...............................   13
  Retirement Benefits Statement.........   14
EMPLOYMENT CONTRACTS, TERMINATION OF
  EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS..........................   14
  Agreements............................   14
  1995 Long-Term Incentive Compensation
     Plan...............................   16
  Stock Appreciation Rights.............   16
  Certain Transactions..................   16
ADDITIONAL INFORMATION ABOUT THE MEETING
  AND SHAREHOLDER PROPOSALS.............   17
  Independent Public Accountants........   17
  Shareholder Proposals.................   17
  Solicitation of Proxies...............   17
APPENDIX A..............................  A-1

                            ------------------------

                             YOUR VOTE IS IMPORTANT

     PUGET ENERGY HAS APPROXIMATELY 51,000 SHAREHOLDERS OF RECORD. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY FORM, USING THE ENVELOPE WE HAVE PROVIDED.

                                PROXY STATEMENT

ANNUAL MEETING INFORMATION

     This proxy statement relates to the Annual Meeting of Shareholders of Puget Energy, Inc. ("Puget Energy") to be held at 10:00 a.m. on May 15, 2001 at the Meydenbauer Center, which is located at 11100 N.E. 6th Street, Bellevue, Washington. We will mail this proxy statement and our Annual Report for 2000 to shareholders on March 28, 2001.

     The mailing address of Puget Energy's principal executive offices is Puget Energy, Inc., P.O. Box 97034, Bellevue, Washington 98009-9734.

  When did the Company become Puget Energy?

     Effective January 1, 2001, Puget Sound Energy, Inc. ("Puget Sound Energy") reorganized into a public utility holding company structure pursuant to a plan of exchange that was approved by Puget Sound Energy shareholders on June 23, 1999. This reorganization resulted in the creation of a new holding company, Puget Energy. Pursuant to the reorganization, Puget Energy became the owner of all Puget Sound Energy's outstanding common stock. Holders of Puget Sound Energy's existing common stock exchanged their stock on a one-for-one basis for Puget Energy common stock. All of Puget Energy's operations are conducted through its subsidiaries. In addition to its ownership of Puget Sound Energy, Puget Energy also owns InfrastruX Group, Inc. ("InfrastruX"). Unless otherwise specified, all historical information in this proxy statement concerning dates prior to January 1, 2001 refers to Puget Sound Energy rather than Puget Energy.

  Who is entitled to vote?

     Only holders of common stock may vote at the Annual Meeting. We had approximately 86 million shares of common stock outstanding on March 15, 2001, the record date for the Annual Meeting.

  What am I voting on?

     You are being asked to elect three directors. We are not aware of any matter to be presented for action at the Annual Meeting other than the election of directors.

  What is a quorum?

     The holders of a majority of the shares of the common stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held.

  How many votes do I have?

     You are entitled to one vote for each share of common stock you held on the record date. You are not entitled to cumulate votes in the election of directors.

  How many votes are required to elect a director?

     If a quorum is present at the Annual Meeting, the three nominees for election as directors who receive the greatest number of votes cast by the shares present in person or represented by proxy at the Annual Meeting will be elected directors.

  Can brokers vote on the election of directors?

     Because brokers have discretion to vote shares they hold on behalf of beneficial owners in the election of directors, if they do not receive instructions, they may vote the shares as they see fit.

  How will my proxy be voted?

     If we receive a proper proxy, your shares will be voted as you direct. If you do not provide any direction on your proxy card, your shares will be voted for all management proposals. You may revoke a proxy card at any time before it is voted by delivering a written notice to the Corporate Secretary or by signing and delivering another proxy card that is dated later. If you attend the Annual Meeting in person, you may revoke the proxy by giving notice of revocation to an inspector of election at the Annual Meeting or by voting at the Annual Meeting.

  Who counts the votes?

     Mellon Investor Services, LLC will tabulate the votes and will act as inspector of election. No one will disclose the identity and vote of any shareholder unless legally required to do so.

ELECTION OF DIRECTORS

  How many directors does Puget Energy have?

     The number of directors is determined by the Board of Directors, but may be changed by the shareholders. The Board of Directors has fixed the current number of directors at nine. The members of Puget Energy's Board of Directors and Board Committees are the same as the members of Puget Sound Energy's Board of Directors and Board Committees.

  How many directors are elected each year?

     The directors are divided into three classes so that each year approximately one-third of the directors are elected for a three-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. At the Annual Meeting, the shareholders will elect three Class I directors to serve for a term of three years expiring on the date of the 2004 Annual Meeting.

  Who are the nominees?

     Proxies will be voted on the following nominees. If any nominee becomes unavailable to serve as a director, the persons named in the enclosed proxy can vote for or against any other nominee in accordance with their judgment.

CLASS I NOMINEES STANDING FOR ELECTION

TERMS EXPIRE 2004

  PHYLLIS J. CAMPBELL

     Ms. Campbell has been President of U.S. Bank, Washington (financial institution) since 1993. She also served as Area President of U.S. Bank, Washington for Seattle-King County from 1992 to 1993, Executive Vice President and Manager from 1989 to 1992, and in various banking capacities since 1973. Ms. Campbell, age 49, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1993. Ms. Campbell also serves as a director of SAFECO Corporation, and is a Regent of Washington State University.

  JOHN D. DURBIN

     Mr. Durbin has been President and Chief Executive Officer and a Director of InfrastruX since June 2000. Prior to that, he was Executive Director of Emerge Corporation (investment banking), and was a principal in Olympic Capital Partners, Inc. (investment banking), Seattle, Washington, from 1996 to 1999. He served as President and Chief Executive Officer of Hostar International, Inc. from 1988 until his retirement in June 1995, and he has been a General Partner of John Durbin & Associates since 1969. His prior positions include Chairman and President of CEC Equipment Company from 1982 to 1987 and

Chairman of Spokane Truck Sales, Inc. from 1983 to 1987. Mr. Durbin, age 65, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1984. Mr. Durbin also serves as a director of ConneXt, Inc. (a subsidiary of Puget Sound Energy) ("ConneXt").

  WILLIAM S. WEAVER

     Mr. Weaver has been President and Chief Executive Officer of Puget Energy since 2000 and of Puget Sound Energy since January 1998. He also served as President of Puget Sound Energy from May 1997 to January 1998, Vice Chairman and Chairman of Unregulated Subsidiaries from February 1997 to May 1997 and Executive Vice President and Chief Financial Officer from 1991 to 1997. Before joining Puget Sound Energy, he was a partner in the law firm of Perkins Coie LLP. Mr. Weaver, age 57, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1991.

  Who are the other directors?

     The directors who are not standing for reelection at this time are:

  DOUGLAS P. BEIGHLE

     Mr. Beighle served as Senior Vice President of The Boeing Company (aerospace manufacturing and sales) from 1986 until his retirement on May 1, 1997. Mr. Beighle, age 68, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1981. He also serves as a director of Washington Mutual, Inc., Active Voice Corporation, Simpson Investment Company (privately held) and InfrastruX. Mr. Beighle's term expires in 2003.

  CHARLES W. BINGHAM

     Mr. Bingham served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in July 1995. Mr. Bingham, age 67, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1978. Mr. Bingham's term expires in 2002.

  CRAIG W. COLE

     Mr. Cole has been President and Chief Executive Officer of Brown & Cole Stores (retail grocery) since 1989. Mr. Cole, age 51, is also a member of the Washington Roundtable and serves on the boards of the Washington Early Learning Foundation, the Washington Food Industry, and the Food Marketing Institute. Mr. Cole has served as a Director of Puget Energy and Puget Sound Energy since December 1999. Mr. Cole's term expires in 2003.

  ROBERT L. DRYDEN

     Mr. Dryden has been President, Chief Executive Officer and a Director of ConneXt since 1999. He served as Executive Vice President, Airplane Production, Boeing Commercial Airplane Group, Seattle, Washington, from 1990 until May 1998. He has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1991. Mr. Dryden, age 67, also serves as a director of U.S. Bancorp. Mr. Dryden's term expires in 2002.

  TOMIO MORIGUCHI

     Mr. Moriguchi has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1988. Mr. Moriguchi, age 64, has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor), Seattle, Washington, since December 1994. Previously, he served as President of Uwajimaya, Inc. from 1965 through December 1994. He also serves as President and Chairman of the Board of North American Post Publishing Company, Seattle, Washington. Mr. Moriguchi's term expires in 2003.

  SALLY G. NARODICK

     Ms. Narodick is President of Narodick Consulting, which specializes in strategic planning for the educational technology industry. She retired as Chief Executive Officer and President of Apex Learning, Inc., a venture-backed internet distance learning company, in October 2000. Previously, she served as a Consultant on Strategic Planning for Educational Technology software for IBM Corporation and was Chairman and Chief Executive Officer of Edmark Corporation from October 1989 to September 1996. She also serves as a director of Penford Corporation, Click2Learn.com and Solutia, Inc. Ms. Narodick, age 55, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1989. Ms. Narodick's term expires in 2002.

STRUCTURE AND COMPENSATION OF BOARD OF DIRECTORS

     The Puget Energy and Puget Sound Energy Boards of Directors have four identical standing committees, which meet in addition to regular Board of Directors meetings. The names of these committees, their current membership and a brief statement of their principal responsibilities are presented below.

  BOARD OF DIRECTORS MEETINGS

     The Puget Energy Board of Directors met one time during 2000. Each director attended this meeting.

     The Puget Sound Energy Board of Directors met eight times during 2000. Each director has attended at least 85% of these meetings and the meetings of committees on which he or she served. Directors on average attended 96% of all board and committee meetings during 2000.

  AUDIT COMMITTEE

     Douglas P. Beighle (Chairperson), Charles W. Bingham, Donald J. Covey, and Tomio Moriguchi serve on the Puget Energy and Puget Sound Energy Audit Committees. The Audit Committees meet with management, the internal auditors and the independent auditors to review and evaluate the companies' audited Financial Statements, the internal audit function and external audit matters. The Committees recommend to the full Boards the retention of independent auditors. The Puget Sound Energy Audit Committee, which in 2000 was comprised of the same directors, met four times during 2000.

  DIRECTOR AFFAIRS COMMITTEE

     The Puget Energy and Puget Sound Energy Director Affairs Committees currently include John D. Durbin (Chairperson), Phyllis J. Campbell and Donald
J. Covey. The Director Affairs Committees acts and makes recommendations regarding selection of director candidates, director tenure, committee assignments and director compensation. Shareholders may nominate candidates for election to the Puget Energy Board of Directors by notifying the Corporate Secretary prior to each annual meeting. The committees seek director candidates with recognized achievements and skills and experience that will enhance the Boards of Directors. The Puget Energy Director Affairs Committee, which until May 2000 was comprised of Ms. Campbell, Mr. Covey and former director Daniel J. Evans, met once during 2000.

  COMPENSATION AND RETIREMENT COMMITTEE

     The Puget Energy and Puget Sound Energy Compensation and Retirement Committees currently include Phyllis J. Campbell (Chairperson), Douglas P. Beighle, Donald J. Covey and Sally G. Narodick. The Compensation and Retirement Committees act and make recommendations to the Board of Directors with respect to executive compensation, the retirement plan and other benefit plans for employees. The Puget Sound Energy Compensation and Retirement Committee, which until May 2000 was comprised of Ms. Campbell, Mr. Beighle, Ms. Narodick and Messrs. Dryden and Durbin, met seven times during 2000.

  STRATEGIC OPPORTUNITIES COMMITTEE

     The Puget Energy and Puget Sound Energy Strategic Opportunities Committees currently include Craig W. Cole (Chairperson), Douglas P. Beighle, Robert L. Dryden, John D. Durbin, John W. Ellis and Sally G. Narodick. The Strategic Opportunities Committees act and make recommendations to the Board of Directors with respect to new business development matters. The Puget Sound Energy Strategic Opportunities Committee, which until May 2000 was comprised of Messrs. Beighle, Dryden, Durbin, Ms. Campbell and Ms. Narodick, met four times during 2000.

  DIRECTOR COMPENSATION

     Puget Energy and Puget Sound Energy pay all directors other than the Company's Chief Executive Officer a quarterly retainer of $7,500 plus $1,100 for each board and committee meeting the director attends. At least 40% of retainer payments are made in common stock. No director who serves on both the Puget Energy and Puget Sound Energy Boards and the corresponding committees is paid additional compensation for concurrent service. Directors can elect to receive 100% of their retainer payments in Puget Energy common stock, or to defer receipt of shares under the Puget Energy Directors' Stock Plan. Chairpersons of the Audit, Director Affairs, Compensation, Retirement and Strategic Opportunities Committees are also paid additional quarterly retainers of $500 each.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Puget Energy Board of Directors is composed of four directors who are independent directors as defined under the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors in 2000, a copy of which is included as Appendix A to this proxy statement.

     The Audit Committee recommends to the Puget Energy Board of Directors the appointment of the independent auditors, reviews the scope of audits, reviews significant changes to Puget Energy's accounting principles and practices, reviews significant issues encountered in the course of audit work related to the adequacy of internal controls and reviews the scope and results of Puget Energy's procedures for internal auditing.

     The Audit Committee reviewed and discussed the audited financial statements with management of Puget Energy and representatives of PricewaterhouseCoopers LLP. The discussions with PricewaterhouseCoopers LLP included the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee received the written disclosures and the letter regarding independence from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 and discussed with PricewaterhouseCoopers LLP their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          The Audit Committee of the Board of
                                          Directors
                                          of Puget Energy, Inc.

                                          Douglas P. Beighle, Chairman
                                          Charles W. Bingham
                                          Donald J. Covey
                                          Tomio Moriguchi

INDEPENDENT ACCOUNTANTS' FEES

     Fees billed by PricewaterhouseCoopers LLP, Puget Energy's independent accountants, in 2000 were as follows:

     Audit Fees Audit fees of PricewaterhouseCoopers LLP during 2000 for the audit of Puget Sound Energy's annual financial statements and the review of those financial statements included in Puget Sound Energy's quarterly reports on Forms 10-Q are estimated to be $534,000 of which an aggregate amount of $306,000 has been billed to Puget Sound Energy through December 31, 2000.

     Financial Information Systems Design and Implementation Fees Aggregate fees billed to Puget Sound Energy by PricewaterhouseCoopers LLP during 2000 for financial information systems design and implementation services totaled $15,649,000.

     All Other Fees Aggregate fees billed to the companies by PricewaterhouseCoopers LLP during 2000 for all other services totaled $1,616,000.

     The fees paid for financial information systems design and implementation relate to Puget Sound Energy's successful implementation of its ConsumerLinX customer information system in 2000, on which PricewaterhouseCoopers' management consulting services group provided system integration services to the companies. Other fees relate to:

     - consulting services relating to consideration of strategic alternatives for a subsidiary of Puget Energy and for regulatory matters -- $590,000;

     - due diligence reviews of InfrastruX acquisition targets -- $364,000;

     - tax planning, consulting and tax return reviews -- $248,000; and

     - employee benefit plan audits, fees relating to registration statements and other -- $414,000.

     The Audit Committee of Puget Energy has considered the compatibility of these non-audit services with maintaining PricewaterhouseCoopers LLP's independence.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

BENEFICIAL OWNERSHIP TABLE

     The following table shows the number of shares of common stock beneficially owned on January 31, 2001 by each director and nominee, by each executive officer named in the Summary Compensation Table and by the directors and executive officers of Puget Energy and Puget Sound Energy as a group. No director or executive officer owns more than 1% of the outstanding shares of common stock. We are not aware of any person who beneficially owns five percent or more of the common stock.

                                                      NUMBER OF BENEFICIALLY   NUMBER OF SHARE
                        NAME                               OWNED SHARES        INTERESTS HELD
                        ----                          ----------------------   ---------------
Douglas P. Beighle..................................           4,256                 1,403(1)
Charles W. Bingham..................................           4,754                   435(1)
Phyllis J. Campbell.................................           1,000                 1,754(1)
Craig W. Cole.......................................             200                 1,239(1)
Donald J. Covey.....................................           6,231                 3,687(1)
Robert L. Dryden....................................           4,698                 2,692(1)
John D. Durbin......................................           3,115                 3,419(1)(3)
John W. Ellis.......................................          34,918(2)              1,403(1)
Tomio Moriguchi.....................................             805                 5,341(1)(3)
Sally G. Narodick...................................             258                 3,332(1)
William S. Weaver...................................          31,328(2)             22,632(3)
Richard L. Hawley...................................          12,198(2)              7,622(3)
Timothy J. Hogan....................................           7,733(2)             21,165(3)(4)
Stephen A. McKeon...................................          14,747(2)              9,554(3)
Gary B. Swofford....................................          10,077(2)             12,233(3)
All Directors and Executive Officers................         170,833               110,933

------------
(1) Shares represent stock units under the Puget Energy Directors' Stock Plan.

(2) Includes shares credited under the Puget Sound Energy Investment Plan for Employees through December 31, 2000.

(3) Includes vested and non-vested stock units under the Puget Sound Energy Deferred Compensation Plan.

(4) Includes 14,376 shares subject to unexercised stock options granted by Washington Energy Company prior to the Merger, which were converted into options to purchase common stock at the merger exchange ratio of .86 to 1.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of Puget Energy and Puget Sound Energy to file reports of ownership and changes in ownership with respect to the equity securities of the companies with the Securities and Exchange Commission. To our knowledge, based on our review of the reports furnished to Puget Sound Energy in 2000 and written representations that no other reports were required, all directors and officers of Puget Energy and Puget Sound Energy who are subject to the Section 16 reporting requirements filed the required reports on a timely basis in 2000.

                             EXECUTIVE COMPENSATION

JOINT COMPENSATION AND RETIREMENT COMMITTEE REPORT

     The Boards of Directors of Puget Energy and Puget Sound Energy delegate responsibility for executive compensation to their respective Compensation and Retirement Committees. The Committees' members are Phyllis J. Campbell (Chairperson), Douglas P. Beighle, Donald J. Covey and Sally G. Narodick, none of whom is an employee of Puget Energy or Puget Sound Energy or participates in the compensation programs described here for executives. The Committees establish compensation for the President and Chief Executive Officer and review and approve the President and Chief Executive Officer's recommendations regarding compensation of the other executive officers.

     In determining executive compensation, the Committees consider the pay practices in comparable companies in the electric and combination gas and electric utility industries. The Committees believe that executive compensation packages should do the following:

     - attract and retain outstanding executives by providing compensation opportunities consistent with those offered by the electric and combination gas and electric utility industries for similar positions;

     - place a significant portion of each executive's total pay at risk to motivate executives to achieve company and individual performance goals;

     - be aligned with annual operating goals that support continued emphasis on low cost, reliable service to customers; and

     - tie long-term incentive compensation to increasing value to the shareholders.

     In making compensation decisions, the Committees review appropriate market compensation indices. The principal source of this data is a selection of comparable companies from a comprehensive, industry-wide annual survey of management pay prepared by a national compensation consulting firm. All are part of the Edison Electric Institute (EEI) Investor-Owned Utilities Index and most are gas and electric combination companies which comprise the EEI Combination Gas & Electric Investor-Owned Utilities Index presented in the Stock Price Performance Graph on page 10.

     The Committees' compensation policies encompass a mix of base salary and annual and long-term incentive compensation programs. The Committees design the total package to provide participants with appropriate incentives to achieve current performance goals as well as the long-term objective of enhancing shareholder value. Long-term incentives are designed to comprise the largest portion of each executive's incentive pay. Total Cash Compensation is targeted at the 50th percentile of total compensation for the comparator group if annual performance goals are achieved. If performance goals are achieved at the highest level, total cash compensation will be leveraged to reach the 60th percentile or higher.

  Base Salary

     Generally, base salaries for executives are administered on a subjective, individual basis by the Committees using as a guideline, median salary levels of a select group of electric and combination gas and electric companies from the industry survey described above that are most similar in scope and size to Puget Energy.

  Annual Incentive Compensation

     All executive officers participate in the annual Pay at Risk Plan. This plan is designed to provide financial incentives to executives for achieving desired annual operating results while meeting the companies' service quality commitment to customers. For 2000, the targeted opportunity for awards from this plan varied by executive officer: Mr. Weaver's target was 45% of base salary; the target for Messrs. Hawley, McKeon and Swofford was 35%; and the target for Mr. Hogan was 30%.

     The primary measure for the named executive officers was earnings per share. For Messrs. Weaver, Hawley and McKeon, 100% of the award was based on EPS performance. For Mr. Swofford, 50% of the award was based on EPS and 50% was based on the weather-adjusted earnings contribution of the business units in his area of responsibility. For Mr. Hogan, 50% of the award was based on EPS with the remaining 50% divided among five additional goals related to his area of responsibility. EPS results were achieved at the outstanding level. For Mr. Swofford, the weather-adjusted earnings contribution of the business unit was achieved at the minimum funding level. For Mr. Hogan, two of the additional goals that comprise 50% of his award achieved funding status.

  Long-Term Incentive Compensation

     The 1995 Long-Term Incentive Compensation Plan, approved by shareholders in 1995, links compensation to the relative total shareholder return. Under this plan, the committee has awarded contingent grants of common stock to executives and key employees that generally pay in stock at the end of a four-year period, based on Puget Energy's cumulative four-year total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index during that period. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid. The Long-Term Incentive Plan Awards in 2000 table shown on page 13 lists the awards made in 2000 to the named executive officers for the four-year performance cycle ending December 31, 2003. The Summary Compensation Table on page 11 shows the payout of awards for the four-year cycle ended December 31, 2000.

     As part of its Long-Term Incentive Program, the committee has also established stock ownership guidelines to be achieved over a five-year period commencing in 1998 for officers and key managers that range from 50% of base salary to two times base salary for the named executive officers.

  Chief Executive Officer Compensation

     In February, 2000, Mr. Weaver's base salary as Chief Executive Officer was determined to be below median for CEOs in comparable companies in the EEI survey, and was increased from $575,000 per year to the market median salary of $600,000.

     During 2000, Mr. Weaver's leadership and focus on company-wide strategic and operating goals resulted in continued, significant improvement in financial results with a net increase in EPS of 4.9% over the prior year. This level of achievement resulted in Mr. Weaver's 2000 target annual incentive payment being paid at twice the target of 45% of base salary. As a result, Mr. Weaver's total cash compensation for 2000, was above the 50th percentile for CEO's of comparable companies in the EEI survey, which is in keeping with the committee's philosophy for total cash compensation at the 60th percentile or higher when results are achieved at this outstanding level.

  Additional Information

     Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and four other most highly compensated executive officers, unless that compensation is deferred or is considered performance-based. Our policies are to structure executive officer compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

                                          Puget Energy, Inc. and Puget Sound
                                          Energy, Inc.

                                          Phyllis J. Campbell, Chair
                                          Douglas P. Beighle
                                          Donald J. Covey
                                          Sally G. Narodick

STOCK PRICE PERFORMANCE GRAPH

     The chart below compares the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on our common stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the EEI Combination Gas & Electric Investor-Owned Utilities Index.
[PERFORMANCE GRAPH]

                                                      PUGET ENERGY                S&P 500 INDEX         EEI GAS & ELECTRIC INDEX
                                                      ------------                -------------         ------------------------
1995                                                     100.00                      100.00                      100.00
1996                                                     111.38                      122.96                       99.37
1997                                                     149.87                      163.98                      128.46
1998                                                     147.83                      210.85                      149.25
1999                                                     111.59                      255.21                      121.30
2000                                                     172.83                      231.98                      180.56

FIVE-YEAR CUMULATIVE TOTAL RETURN

     This comparison assumes $100 was invested on December 31, 1995, in (a) our common stock, (b) the S&P 500 Stock Index, and (c) the EEI Combination Gas & Electric Investor-Owned Utilities Index. The graph then observes, in each case, stock price growth and dividends paid (assuming dividends were reinvested) over five years.

     The Board of Directors and its Compensation and Retirement Committee recognize that many factors influence the market price of stock, one of which is company performance. The returns shown on the graph do not necessarily predict future performance.

SUMMARY COMPENSATION TABLE

     The following information is furnished for the years ended December 31, 2000, 1999 and 1998 with respect to Puget Energy's and Puget Sound Energy's Chief Executive Officer, and each of the four other most highly compensated executive officers of Puget Energy and Puget Sound Energy during 2000, each of whose salary and bonus exceeded $100,000. Annual compensation includes amounts deferred at the officer's election. Unless otherwise indicated, all positions and offices are at Puget Energy and Puget Sound Energy.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                     ANNUAL COMPENSATION    ------------    ALL OTHER
             NAME AND PRINCIPAL                      --------------------   LTIP PAYOUTS   COMPENSATION
            POSITION IN 2000(1)               YEAR   SALARY($)   BONUS($)      ($)(5)          ($)
            -------------------               ----   ---------   --------   ------------   ------------
W. Weaver...................................  2000    594,841    540,000      211,598(2)       63,852(6)
  President and                               1999    570,208    517,500       38,933(3)       44,198
  Chief Executive Officer                     1998    532,971          0      109,933(4)       35,456
R. Hawley...................................  2000    335,079    237,300      123,807(2)       36,188(7)
  Vice President and                          1999    316,167    224,000       20,964(3)       53,462
  Chief Financial Officer                     1998    225,000          0       21,987(4)       81,985
T. Hogan....................................  2000    210,460     90,300       77,380(2)       17,241(8)
  Vice President External                     1999    191,888     57,900       14,488(3)       14,546
  Affairs of Puget Sound Energy               1998    184,309          0       26,384(4)       13,458
S. McKeon...................................  2000    335,079    237,300      147,443(2)       34,802(9)
  Vice President and                          1999    316,167    224,000       25,142(3)       22,588
  General Counsel                             1998    283,941     25,800       43,516(4)       21,038
G. Swofford.................................  2000    261,905    115,937       77,380(2)       22,061(10)
  Vice President and Chief                    1999    238,960     87,500       19,841(3)       17,300
  Operating Officer -- Delivery of            1998    189,429          0       54,967(4)       13,337
  Puget Sound Energy

------------
 (1) Mr. Weaver became President and Chief Executive Officer of Puget Energy in October 2000 and of Puget Sound Energy in January 1998. Mr. Hawley became an executive officer of Puget Energy in October 2000 and of Puget Sound Energy in March 1998. Mr. McKeon became an executive officer of Puget Energy in October 2000.

 (2) The amounts for 2000 represent payment of LTIP awards for the four-year performance cycle ended December 31, 2000, which consist of (a) unrestricted shares valued as of the December 31, 2000 closing price of $27.8125, plus (b) a total dividend amount of $7.36 per share during the four-year performance period multiplied by the total number of unrestricted shares. The number and value of unrestricted shares for each of the named executive officers are as follows:

                                                                   UNRESTRICTED SHARES
                                                                   -------------------
                                 NAME                              NUMBER      VALUE
                                 ----                              -------   ---------
     W. Weaver...................................................   6,016    $167,320
     R. Hawley...................................................   3,520      97,900(a)
     T. Hogan....................................................   2,200      61,188
     S. McKeon...................................................   4,192     116,590
     G. Swofford.................................................   2,200      61,188

      (a) Mr. Hawley received $50,000 of his share award in the form of cash and the remainder in the form of 1,530 Puget Energy shares.

 (3) The amounts for 1999 represent payment of LTIP awards for the four-year performance cycle ended December 31, 1999, which consist of (a) unrestricted shares and restricted shares, valued as of the December 31, 1999 closing price of $19.38, plus (b) a total dividend amount of $7.36 per share during the four-year performance period multiplied by the total number of restricted and unrestricted shares. The number and value of restricted and unrestricted shares for each of the named executive officers is as follows:

                                                              UNRESTRICTED SHARES    RESTRICTED SHARES
                                                              --------------------   ------------------
                              NAME                             NUMBER      VALUE     NUMBER     VALUE
                              ----                            --------   ---------   -------   --------
     W. Weaver..............................................     728      $14,109      728     $14,109
     R. Hawley..............................................     392        7,597      392       7,597
     T. Hogan...............................................     271        5,250      271       5,250
     S. McKeon..............................................     470        9,111      470       9,111
     G. Swofford............................................     371        7,190      371       7,190

 (4) The amounts for 1998 represent payment of LTIP awards for the four-year performance cycle ended December 31, 1998, which consist of (a) unrestricted shares and restricted shares, valued as of the December 31, 1998 closing price of $27.875, plus (b) a total dividend amount of $7.36 per share during the four-year performance period multiplied by the total number of restricted and unrestricted shares. The number and value of restricted and unrestricted shares for each of the named executive officers are as follows:

                                                              UNRESTRICTED SHARES    RESTRICTED SHARES
                                                              --------------------   ------------------
                              NAME                             NUMBER      VALUE     NUMBER     VALUE
                              ----                            --------   ---------   -------   --------
     W. Weaver..............................................    1,560     $43,485     1,560    $43,485
     R. Hawley..............................................      312       8,697       312      8,697
     T. Hogan...............................................      374      10,425       374     10,425
     S. McKeon..............................................      617      17,199       617     17,199
     G. Swofford............................................      780      21,743       780     21,743

 (5) The aggregate number and value of all outstanding restricted stock held by each of the named executive officers as of December 31, 2000, based on the closing price of Puget Sound Energy stock on that date of $27.8125, are as follows: W. Weaver, 728 shares, $20,248; R. Hawley, 392 shares, $10,903; T. Hogan, 271 shares, $7,534; S. McKeon, 470 shares, $13,075; G. Swofford, 371 shares, $10,318.

 (6) Represents $8,500 match under Investment Plan for Employees; $47,117 match under the Investment Plan make-up; and $8,235 imputed income on life insurance.

 (7) Represents $9,967 match under Investment Plan for Employees; $23,578 match under the Investment Plan make-up; and $2,643 imputed income on life insurance.

 (8) Represents $4,316 match under Investment Plan for Employees; $11,872 match under the Investment Plan make-up; and $1,053 imputed income on life insurance.

 (9) Represents $8,650 match under Investment Plan for Employees; $24,895 match under the Investment Plan make-up; and $1,257 imputed income on life insurance.

(10) Represents $6,220 match under Investment Plan for Employees; $14,744 match under the Investment Plan make-up; and $1,097 imputed income on life insurance.

OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES

     The following table shows the number of stock options or stock appreciation rights ("SARs") exercised in 2000 and the number and value of outstanding unexercised options and SARs held by the participating named executive officers at the end of 2000.

                                                                         NUMBER OF SHARES
                                    NUMBER OF                               UNDERLYING       VALUE OF UNEXERCISED
                                     SHARES                                UNEXERCISED           IN-THE-MONEY
                                   UNDERLYING           VALUE OF         OPTIONS/SARS AT       OPTIONS/SARS AT
                                  OPTIONS/SARS        OPTIONS/SARS      FISCAL YEAR-END(#)    FISCAL YEAR-END($)
             NAME               EXERCISED IN 2000   EXERCISED IN 2000      EXERCISABLE          EXERCISABLE(3)
             ----               -----------------   -----------------   ------------------   --------------------
W. Weaver.....................       11,400              $44,047(1)            7,300                     --
R. Hawley.....................           --                   --                  --                     --
T. Hogan......................        1,290              $   935(2)           14,376               $119,672
S. McKeon.....................           --                   --                  --                     --
G. Swofford...................           --                   --               5,600               $ 16,950

Before 1995, participants in Puget Energy's Long-Term Incentive Program for Senior Management could receive stock appreciation rights, which are payable only in cash. No options have been granted since 1996 and no SARs have been granted since 1994.
------------
(1) Amount represents exercise on November 30, 2000 from two SAR grants when the market value of the common stock was $26.4375 per share: 6,000 SARs from a February 4, 1992 grant with a base price of $24.875 per share, and 5,400 SARs from an April 26, 1994 grant with a base price of $20.750 per share.

(2) Amount represents options exercises of September 18, 2000 and October 10, 2000 totaling 1,290 options.

(3) Amounts are the number of options or SARs multiplied by the difference between the closing price of the common stock on December 31, 2000 of $27.8125 per share, minus the base price for that option or SAR. There is no guarantee that these options or SARs will have this value when and if they are exercised.

LONG-TERM INCENTIVE PLAN AWARDS IN 2000

     The following table presents grants made to the named executive officers under our 1995 Long-Term Incentive Compensation Plan during 2000.

                                                                           ESTIMATED FUTURE SHARE PAYOUTS
                                               NUMBER OF   PERIOD UNTIL    -------------------------------
                                                SHARES     MATURATION OR   THRESHOLD    TARGET    MAXIMUM
                    NAME                        (#)(1)        PAYOUT          (#)         (#)       (#)
                    ----                       ---------   -------------   ----------   -------   --------
W. Weaver....................................   48,387        4 years          0        48,387     84,677
R. Hawley....................................   19,883        4 years          0        19,883     34,795
T. Hogan.....................................    7,093        4 years          0         7,093     12,413
S. McKeon....................................   19,883        4 years          0        19,883     34,795
G. Swofford..................................   12,240        4 years          0        12,240     21,420

------------
(1) Awards are contingent grants of common stock. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. The actual payout depends on Puget Energy's four-year total shareholder return compared to the returns reported in the Edison Electric Institute's Combination Gas and Electric Investor-Owned Utilities Index. To receive 100% of the grant, Puget Energy must perform at the 55th percentile among Edison Electric Institute's companies. To receive 175% of the grant, Puget Energy must perform at or above the 85th percentile ranking. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the performance shares are paid.

RETIREMENT BENEFITS STATEMENT

     The table below presents estimated retirement benefits for the named executive officers, assuming retirement on January 1, 2001 at age 62 after selected periods of service. The table lists the estimated aggregate values under the Puget Sound Energy, Inc. funded pension plan, Supplemental Executive Retirement Plan, Washington Natural Gas Nonqualified Retirement Plan benefits, the SERP pension-type rollover accounts in the Deferred Compensation Plan and the Cash Balance Restoration Matching Account within the Deferred Compensation Plan. Social Security benefits will not be deducted from the amounts shown in the table.

               ESTIMATED ANNUAL BENEFIT UPON RETIREMENT AT AGE 62

                                                   YEARS OF CREDITED SERVICE
                 FINAL AVERAGE                   ------------------------------
                 COMPENSATION                       5          10        15+
                 -------------                   --------   --------   --------
 $200,000......................................  $ 33,333   $ 66,667   $100,000
  300,000......................................    50,000    100,000    150,000
  400,000......................................    66,667    133,333    200,000
  500,000......................................    83,333    166,667    250,000
  600,000......................................   100,000    200,000    300,000
  700,000......................................   116,667    233,333    350,000
  800,000......................................   133,333    266,667    400,000
  900,000......................................   150,000    300,000    450,000

     The named executive officers have the following years of credited service as of December 31, 2000: W. Weaver, 32.5; R. Hawley, 2.75; T. Hogan, 24.33; S. McKeon, 3.58; and G. Swofford, 33.42. Under their employment agreements, if Messrs. Hawley and McKeon complete five years of service they will be treated as if they have completed 15 years of credited service.

     Estimated aggregate benefits are based on the following formula: 3 1/3% times years of credited service times average annual compensation (salary plus bonus) for the highest three calendar years in the last five complete calendar years prior to retirement, except that Mr. Weaver's benefits are based on the average of his highest 24 consecutive months of compensation and Messrs. Hawley's and McKeon's benefits are based on the annual average of their highest 36 consecutive months of salary paid or payable plus the average of their highest three annual bonuses paid or payable. Also, $50,000 of Mr. Hawley's LTIP-related payouts are treated as salary. See the section called "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" below.

     The three-year averages (24-consecutive-month average for Mr. Weaver; 33-consecutive-month average for Mr. Hawley as of December 31, 2000) for the named executive officers were: $841,275 for Mr. Weaver; $436,453 for Mr. Hawley; $219,353 for Mr. Hogan; $402,579 for Mr. McKeon; and $263,889 for Mr. Swofford.

     EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

AGREEMENTS

     In October 1996 Puget Sound Energy entered into an agreement with Mr. Weaver under which he will receive the following payments and benefits if his employment terminates for any reason sooner than his normal retirement date, which, in accordance with Puget Sound Energy's policy, is when Mr. Weaver reaches the age of 62.

          a. annual base salary and accrued benefits earned through termination, plus a pro rata share of any incentive compensation accrued through the date of termination, regardless of whether such amounts are vested or payable on that date;

          b. an amount equal to three times annual base salary and bonus;

          c. continued participation for three years in employee benefit plans or provision for substantially similar benefits;

          d. a cash payment at normal retirement date of the actuarial equivalent of the additional retirement compensation he would have earned had employment continued for three more years;

          e. a payment equal to the difference between the exercise prices of any outstanding options or rights under similar equity plans (whether or not then fully exercisable) and the higher of (i) the market price of the common stock on the date of termination and (ii) the highest price per share actually paid in connection with any change-in-control;

          f. a payment equal to the value of the number of shares payable upon full vesting of all outstanding performance awards, whether or not such awards were then fully vested or payable; and

          g. a cash payment equal to any excise taxes payable by him due to excess parachute payments, plus the tax expense to him resulting from this payment.

     In addition, Mr. Weaver's agreement provides that his benefits under the SERP will be based on his average compensation for his highest consecutive 24 months of service. Pursuant to a November 2000 supplement to his October 1996 agreement, Mr. Weaver has agreed not to voluntarily terminate his employment with Puget Sound Energy as its Chief Executive Officer any earlier than December 31, 2001, and Puget Sound Energy has agreed that the various payments due Mr. Weaver under the October 1996 agreement will be calculated based on the actual termination date or an assumed termination date of December 31, 2000, whichever produces the higher payment under each payment provision.

     Effective March 16, 1998, Puget Sound Energy entered into an employment agreement with Mr. Hawley to secure his services as Vice President and Chief Financial Officer. The agreement has a term of five years. Mr. Hawley will receive a minimum annual base salary of $300,000. He also will participate in Puget Sound Energy's Pay at Risk Plan, with a target award of at least 35% of base salary, and in Puget Energy's 1995 Long-Term Incentive Compensation Plan, with a target of at least 40% of base salary and grants of 1,200 performance units for the 1995-1998 cycle, 2,800 performance units for the 1996-1999 cycle, 4,400 performance units for the 1997-2000 cycle and 6,400 performance units for the 1998-2001 cycle, and a cash payment equal to the difference between $50,000 and any lesser settlement value for such awards.

     In addition, Mr. Hawley's agreement provides that if he completes five years of service to Puget Sound Energy, then his benefits under the SERP will be calculated as if he had completed 15 years of service to Puget Sound Energy. His agreement also provides that his benefits under the SERP will be based on the sum of (a) the annual average of his highest 36 consecutive months of salary paid or payable and (b) the average of his highest three annual bonuses paid or payable. Under his agreement, the $50,000 minimum annual award to which Mr. Hawley is entitled with respect to the 1995 Long-Term Incentive Compensation Plan will be treated as salary for purposes of calculating his SERP benefits.

     If Puget Sound Energy terminates Mr. Hawley's employment without cause prior to the end of the term of the agreement, Mr. Hawley will receive:

          a. annual base salary and accrued benefits earned through termination, plus a pro rata share of any incentive compensation accrued through the date of termination, regardless of whether such amounts are vested or payable on that date and;

          b. continuation of his base salary for two years, plus $50,000 per year.

     If Mr. Hawley's employment terminates for any reason within three years after a change-in-control, Mr. Hawley will receive, in lieu of the benefits described above, substantially the same type of payments and benefits as described above for Mr. Weaver.

     Mr. Hogan entered into an agreement effective as of August 17, 1995 with the Washington Energy Company that Puget Sound Energy has assumed. Under that agreement, as amended on June 30, 1999, if prior to the earlier of June 30, 2002 or a change-in-control of Puget Sound Energy, Mr. Hogan terminates his employment for good reason or Puget Sound Energy terminates his employment without cause, he will receive the same type of payments and benefits as described above for Mr. Weaver.

     In October 1996, Puget Sound Energy entered into an agreement with Mr. Swofford under which he will be paid a retention incentive benefit based on continued employment following the merger of Puget Sound Energy and the Washington Energy Company in February 1997, equal to three times his annual base salary in 1996, plus the bonus paid in 1996. The incentive benefit vests in three equal installments after one year, three years and five years of continued employment after the merger. The vested portion of the incentive benefit will be paid in equal monthly installments over a three-year period beginning on the date his employment terminates.

     In 1999 Puget Sound Energy entered into change-in-control agreements with Mr. Swofford and Mr. Hogan that provided for the same type of payments and benefits described above for Mr. Weaver in the event that their employment is terminated by Puget Sound Energy without cause or by the employee for good reason within two years following a change-in-control of Puget Sound Energy, except that the payments in sections (c) and (d) are based on two rather than three years.

     Effective June 2, 1997, Puget Sound Energy entered into an employment agreement with Mr. McKeon to secure his services as Vice President and General Counsel. The agreement has an initial term of three years and will be extended for two more one-year periods unless Mr. McKeon or Puget Sound Energy gives written notice of termination not less than six months before the applicable anniversary date. No such notice has been given. Mr. McKeon will receive a minimum annual base salary of $260,000. He also will participate in Puget Sound Energy's Pay at Risk Plan, with a target award of at least 35% of base salary, and in Puget Energy's 1995 Long-Term Incentive Compensation Plan, with a target of at least 35% of base salary and grants of 2,375 performance units for the 1995-1998 cycle, 3,358 performance units for the 1996-1999 cycle and 5,240 performance units for the 1997-2000 cycle.

     Mr. McKeon's agreement provides that if he completes five years of service to Puget Sound Energy, then his benefits under the SERP will be calculated as if he had completed 15 years of service to Puget Sound Energy. His agreement also provides that his benefits under the SERP will be based on the sum of (a) the annual average of his highest 36 consecutive months of salary paid or payable and (b) the average of his highest three annual bonuses paid or payable. If Puget Sound Energy terminates his employment without cause prior to the end of the term of the agreement, Mr. McKeon will receive his annual base salary and accrued benefits earned through termination, plus a pro rata share of any incentive compensation accrued through the date of termination, regardless of whether such amounts are vested or payable on that date, and continuation of his base salary for two years. If Mr. McKeon's employment terminates for any reason within three years after a change-in-control, he would receive substantially the same type of payments and benefits as described above for Mr. Weaver.

1995 LONG-TERM INCENTIVE COMPENSATION PLAN

     Under the Puget Energy 1995 Long-Term Incentive Compensation Plan, in the event of a change-in-control of Puget Energy, each stock award that is at the time outstanding will automatically accelerate and become 100% vested. The plan administrator may, at any time before a corporate transaction, take further action to ensure fair and equitable treatment of awards.

STOCK APPRECIATION RIGHTS

     Upon a change-in-control of Puget Energy, all SARs will terminate. Each holder may exercise his or her SARs immediately prior to the transaction, whether or not the SARs have vested.

CERTAIN TRANSACTIONS

     Mr. Dryden, a Director of Puget Energy and Puget Sound Energy, has served as President and Chief Executive Officer of ConneXt since 1999. His aggregate compensation for such service in 2000 was $583,000.

     Mr. Durbin, a Director of Puget Energy and Puget Sound Energy, has served as President and Chief Executive Officer of InfrastruX since 2000. His aggregate compensation for such service in 2000 was $254,545.

       ADDITIONAL INFORMATION ABOUT THE MEETING AND SHAREHOLDER PROPOSALS

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP has audited our financial statements since 1933. Representatives of the firm will attend the Annual Meeting, with the opportunity to make a statement and answer appropriate shareholder questions.

SHAREHOLDER PROPOSALS

     Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2002 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than November 30, 2001. In accordance with Puget Energy's Bylaws, shareholders who intend to present a proposal at the 2002 Annual Meeting without inclusion of the proposal in our proxy materials must provide written notice of such proposal, in the manner required by Puget Energy's Bylaws, no earlier than January 15, 2002 and no later than February 14, 2002.

SOLICITATION OF PROXIES

     The Puget Energy Board of Directors is soliciting the proxies in the form enclosed. William S. Weaver and James W. Eldredge, and each or either of them, are named as proxies. We may solicit your proxy by mail, personal interview, telephone and fax. We will request that banks, brokerage houses and other custodians, nominees or fiduciaries forward soliciting materials to their principals and obtain authorization for the execution of proxies. We will reimburse them for their expenses in forwarding and collecting proxies. Our officers, directors, employees and other agents may solicit proxies without compensation, except for reimbursement of expenses. Puget Energy will pay all costs of solicitation of proxies.

March 13, 2001
Bellevue, Washington
By Order of the Board of Directors

William S. Weaver
President and Chief Executive Officer

                                   APPENDIX A
                               PUGET ENERGY, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE:

     The primary purpose of the Audit Committee (the "Committee") shall be to monitor the integrity of the Company's financial reporting by overseeing the participation of management and the independent auditors in the financial reporting process.

COMPOSITION:

     The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements of the New York Stock Exchange. The Board shall determine in its business judgment that each Committee member is financially literate and that at least one Committee member has accounting or related financial management expertise. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

RESPONSIBILITIES:

     The Committee shall have the following responsibilities:

     - Recommend to the Board the selection of the independent auditor, evaluate the independent auditor and, where appropriate, recommend the replacement of the independent auditor, with the understanding that the independent auditor shall be ultimately accountable to the Committee and to the Board.

     - Obtain and evaluate an annual written statement from the independent auditor regarding the auditor's independence in accordance with Independence Standards Board Standard No. 1, discuss with the auditor any independence issues raised by the matters disclosed in such statement and, if so determined by the Committee, take or recommend that the Board take appropriate action to satisfy itself as to the independence of the auditor.

     - Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time.

     - Meet with management and the independent auditor to review and discuss the annual financial statements and the report of the independent auditor thereon and to discuss any significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information or the adequacy of internal controls.

     - Review the management letter delivered by the independent auditor in connection with the audit and management's responses to the letter.

     - Following such reviews and discussions, if so determined by the Committee, recommend to the Board that the audited financial statements be included in the Company's annual report on Form 10-K.

     - Meet quarterly with management and the independent auditor to review and discuss the quarterly financial statements.

     - Meet at least once each year in separate executive sessions with the internal auditor and the independent auditor to discuss matters that the Committee or either of these groups believes could significantly affect the financial statements and should be discussed privately.

     - Review significant changes to the Company's accounting principles and practices proposed by the internal auditor or management. Discuss these changes with the independent auditor.

     - Review changes in promulgated accounting and auditing standards that may materially affect the Company's financial reporting practices.

     - Review the responsibilities, functions and performance of the Company's internal audit department, including internal audit plans, budget, and the scope and results of internal audits.

     - Conduct or authorize such inquiries into matters within the Committee's scope of responsibility as the Committee deems appropriate.

     - As the Committee deems appropriate, retain independent counsel and other professionals to assist the Committee.

     - Provide minutes of Committee meetings to the Board and report to the Board on any significant matters arising from the Committee's work.

     - At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the Board.

     - Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     It is not the responsibility of the Committee to plan or conduct audits, or to determine whether the Company's financial statements are complete and accurate or in accordance with generally accepted accounting principles.

MAP TO MEYDENBAUER CENTER
11100 NE 6th Street Bellevue, WA 98004









                                     [MAP]








PARKING
Complimentary parking is available in the Meydenbauer Center parking garage. The garage entrance is located on 112th Ave. NE. Please tell the attendant you are attending the Puget Energy Annual Meeting.



                              [PUGET ENERGY LOGO]

PROXY



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints WILLIAM S. WEAVER and JAMES W. ELDREDGE, and each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of PUGET ENERGY, INC. held of record by the undersigned on March 15, 2001, at the Annual Meeting of Shareholders to be held on May 15, 2001, or any adjournment thereof.



       (Continued, and to be marked, dated and signed, on the other side)


--------------------------------------------------------------------------------
                     - Detach here from proxy voting card. -


              YOU CAN NOW ACCESS YOUR PUGET ENERGY ACCOUNT ONLINE.

Access your Puget Energy shareholder/stockholder account online via Investor ServiceDirect(SM) (ISD).

Mellon Investor Services LLC agent for Puget Energy Investor Services, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:


 -  View account status
 -  View certificate history
 -  View book-entry information
 -  View payment history for dividends
 -  Make address changes
 -  Obtain a duplicate 1099 tax form
 -  Establish/change your PIN


             VISIT US ON THE WEB AT http://www.mellon-investor.com
                AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

INVESTOR SERVICEDIRECT(SM) IS CURRENTLY ONLY AVAILABLE FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.

-  SSN
-  PIN
-  Then click on the ESTABLISH PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

STEP 2: LOG IN FOR ACCOUNT ACCESS

You are now ready to log in. To access your account please enter your:

-  SSN
-  PIN
-  Then click on the SUBMIT button

If you have more than one account, you will now be asked to select the appropriate account.

STEP 3: ACCOUNT STATUS SCREEN

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

-  Certificate History
-  Book-Entry Information
-  Issue Certificate
-  Payment History
-  Address Change
-  Duplicate 1099


              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME

                                                             Please mark
                                                             your votes   [X]
                                                               as this.


                               FOR ALL NOMINEES LISTED BELOW            WITHHOLD AUTHORITY
                                 (EXCEPT AS MARKED TO THE                  TO VOTE FOR ALL
                                      CONTRARY BELOW)                   NOMINEES LISTED BELOW
                                           [  ]                                 [  ]

1. Election of Directors

01  PHYLLIS J. CAMPBELL
02  JOHN D. DURBIN
03  WILLIAM S. WEAVER

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in this space).

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSAL 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please disregard if you have previously provided your consent decision.

By checking the box to the right, I consent to future delivery of          [  ]
annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.


Signature(s) _______________________________________ Dated _____________ , 2001
PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                     - Detach here from proxy voting card. -

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
   IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                                    INTERNET
                         http://www.proxyvoting.com/PSD

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                       OR

                                    TELEPHONE
                                 1-800-840-1208

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR

                                      MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.


              IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.